UBIQUITY INC. WINS VICTORY IN $7.7 MILLION DOLLAR DEFAULT JUDGEMENT IN ILLINOIS FEDERAL COURT

The $7.7 million dollar Default Judgement in favor of Gerald D. W. North, previously entered against Ubiquity is now vacated and the case is dismissed for lack of personal jurisdiction as ordered entered by United States District Judge Elaine E. Bucklo.

For Immediate Release

Irvine, CA July 10, 2017 Ubiquity, Inc. (OTCBB: UBIQ) (“Ubiquity” or the “Company”), is a vertically integrated, technology-focused media company. Ubiquity’s portfolio of patents and intellectual property cover virtual, augmented, mixed and immersive reality as well as the Internet-of-Things, announced today that United States District Judge Elaine E. Bucklo of United States District Court for the Northern District of Illinois Eastern Division issued an order in case number 16 C 5698 vacating the default judgment previously entered into in the case of Gerald D.W. North VS Ubiquity, Inc. et al and the case against Ubiquity was dismissed for lack of personal jurisdiction over defendant Ubiquity.

Chris Carmichael who recently resumed the role of Interim CEO of Ubiquity said, “We are pleased with the Judge’s order in this case.” “We are taking aggressive corrective action in these cases as a part of our restructuring plan.”

Ubiquity was represented by Leonard Meyer LLP a firm based in Chicago and Los Angeles working directly with Rick Meyer, a partner in the firm. Connie Jordan Ubiquity SEVP of Intellectual property who had been spearheading the defense of this case said “We knew it was not going to be easy but we are of course relieved that the Judge ruled in our favor”

About Ubiquity

Based in Irvine, CA, Ubiquity is a vertically integrated, technology-focused media company. Ubiquity’s portfolio of patents and intellectual property covering virtual, augmented, mixed and immersive reality as well as the Internet-of-Things.

To find out more, visit our website at www.ubiquitycorp.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated, including, without limitation, the fact that: we are delinquent in filing our Form 10-K Annual Reports with the SEC and our required quarterly reports since September 30, 2015; our potential inability to raise additional funding as required to execute our business plan; the potential that our common stock may be permanently delisted from trading as a reporting company under the Exchange Act; the possibility that our creditors may sue on defaulted notes in excess of $3.0 million which could cause us to seek relief under the federal bankruptcy law; and the possibility that our common stock may never trade on any recognized securities exchange These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

(949) 489-7600

Source: Ubiquity Inc.